Exhibit 4(i)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER
This Guaranteed Minimum Withdrawal Benefit Rider (this “Rider”) is attached to a group deferred variable annuity contract (“Contract”). The Contract number is set out on the Rider Specifications page. If a Participant chooses to activate it for his or her interest in the Contract, this Rider will provide guaranteed withdrawal rights equal to a fixed percentage of the Benefit Base Amount. A Participant will be entitled to take withdrawals from the Contract equal to his or her Benefit amount even if his or her Contract values are exhausted. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: This Rider is not effective for the interest of a Participant in the Contract until he or she activates it. He or she may activate this Rider by Written Request when permitted under the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the owner of the group Contract. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider is a part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Rider shall control.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
CONTRACT OWNER: [XYZ EMPLOYER]
CONTRACT NUMBER: [00000000]
GROUP RIDER DATE: [SEPTEMBER 1, 2007]
MINIMUM BENEFIT AGE: [Age 55]
BENEFIT PERCENTAGE: [5.0%]
RIDER CHARGE RATES:

On Group Rider Date	Maximum
[0.55%]	[1.50%]
MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:	For information and assistance, or to make a complaint, call or write:

Policyowner Services Department
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

TABLE OF CONTENTS

DEFINITIONS	4

GENERAL PROVISIONS	5

Activation	5
Required Allocations	6
Declining this Rider	6

RIDER CHARGES	6

Rider Charge Amounts	6
Rider Charge Payments	7
Waiver of Charges	7

BENEFITS	7

Benefit Start Date	7
Benefit Amount	7
Benefit Base Amount	8
Reset Elections	8
Benefit Payments	8

EFFECT OF RIDER ON CONTRACT TERMS	9

Purchase Payments Limited	9
Withdrawals to Pay Rider Charges or Benefits	9
Loans Limited	9
Continuation of Contract	9

TERMINATION	10

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.
Benefit: A guaranteed withdrawal benefit that is available to a Participant under the BENEFITS section of this Rider.
Benefit Base Amount: For a Participant, the amount on which his or her Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.
Benefit Start Date: For a Participant, the first day that a Benefit under this Rider is to be paid.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: For a Participant, each withdrawal from his or her interest in the Contract on or after his or her Rider Effective Date except:
1)	a withdrawal to pay Rider Charges; or

2)	a withdrawal to pay Rider Benefits.
An offset of a defaulted Loan after his or her Rider Effective Date will be considered an Excess Withdrawal.
Group Rider Date: The issue date of this Rider. If the Contract is issued with this Rider, then the Group Rider Date will be the effective date of the Contract. If this Rider is added to the Contract after the effective date of the Contract, then the Group Rider Date will be the date that this Rider is added. The Group Rider Date is set out on the Rider Specifications page.
Loan: To the extent permitted by the Contract, a loan made under the Contract to a Participant and secured by the values of his or her interest in the Contract.
Prohibited Transfer: For a Participant, an allocation or transfer of funds after his or her Rider Effective Date to a Sub-Account or other Contract option that is not a Designated Sub-Account. A transfer of funds before his or her Benefit Start Date will not be a Prohibited Transfer if it is required as collateral for a Loan.
Required Minimum Distribution: The amount, if any, that is required to be distributed from the interest of a Participant in the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it will be computed based on the values of his or her interest in the Contract without considering any other annuity or tax-qualified account. It will be reduced by all prior withdrawals or Benefit payments from his or her interest in the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Group Rider Date that would increase it. We will notify you if we make this choice.

Reset Date: For a Participant, each of the following:
1)	his or her Rider Effective Date;

2)	a Certificate Anniversary on which he or she elects to reset his or her Benefit Base Amount under the Reset Elections provision of this Rider;

3)	any date on which he or she assigns or transfers an interest in the Contract to his or her spouse if his or her Account Value is less than his or her Benefit Base Amount; and

4)	any date before his or her Benefit Start Date which would have been the Death Benefit Valuation Date if a spouse becomes the successor owner of the interest of the Participant in the Contract and if his or her Account Value on that date is less than his or her Benefit Base Amount.
Rider Effective Date: For a Participant, his or her Certificate Effective Date or Certificate Anniversary on which he or she activates this Rider.
Rider Issue Date: For a Participant, his or her Certificate Effective Date or the Group Rider Date, whichever is later. The Rider Issue Date of a Participant is set out on the Rider Specifications page of his or her Certificate.
GENERAL PROVISIONS
Activation

Except as provided below, a Participant may elect to activate this Rider for his or her interest in the Contract on his or her Certificate Effective Date or on any Certificate Anniversary. A Participant may not activate this Rider before his or her Rider Issue Date. A Participant may not activate this Rider if:
1)	he or she has not satisfied the Required Allocations provision of this Rider; or

2)	we are no longer issuing this Rider with any new annuity contracts, and we prohibit further activations of this Rider on a nondiscriminatory basis; or

3)	he or she is age 86 or older (or the Annuitant is age 86 or older if the Participant is not a human being); or

4)	there is another rider then in effect for his or her interest in the Contract that provides guaranteed withdrawal benefits, guaranteed accumulation benefits, or guaranteed income benefits; or

5)	an event has occurred that would terminate this Rider for the Participant.
The election is to be made by Written Request. The election must be made on or before the date on which this Rider is to take effect for the interest of the Participant in the Contract.

Required Allocations

To activate this Rider for a Participant, his or her entire Account Value must be held in the Designated Sub-Account(s) except as required as collateral for a Loan. While this Rider is in effect for a Participant, no Prohibited Transfer is allowed.
For amounts that are held as collateral for a Loan to a Participant, the following special rules apply:
1)	from time to time after activation and before his or her Benefit Start Date, we may require the Participant to transfer to a Designated Sub-Account the portion of his or her Account Value that is no longer needed as collateral for a Loan; he or she must make this transfer within thirty (30) days of our written notice to him or her of this requirement;

2)	on or before his or her Benefit Start Date, the Participant must pay off the Loan and transfer to a Designated Sub-Account the portion of his or her Account Value that is no longer needed as collateral.
A failure to make a transfer required above will terminate this Rider for the interest of the Participant in the Contract.
Declining this Rider

A Participant may decline this Rider at any time by Written Request.
RIDER CHARGES
Rider Charge Amounts

There is a charge for this Rider for each Certificate Year that it is in effect for a Participant. The charge for a Certificate Year will be equal to:
1)	his or her Benefit Base Amount determined as of the date immediately before the date that the charge is paid; multiplied by

2)	his or her Rider Charge Rate.
The Rider Charge Rate on the Group Rider Date is set out on the Rider Specifications page, and is subject to change from time to time. For a Participant, the Rider Charge Rate on his or her Rider Issue Date is set out on the Rider Specifications page of his or her Certificate. We may change the Rider Charge Rate for a Participant at any time or times that:
1)	he or she activates this Rider on a date that is after his or her Rider Issue Date;

2)	he or she resets his or her Benefit Base Amount under the Reset Elections provision of this Rider;

3)	an Excess Withdrawal is taken from his or her interest in the Contract;

4)	he or she assigns or transfers an interest in the Contract to his or her spouse; or

5)	his or her spouse becomes the successor owner of the interest in the Contract.
The Rider Charge Rate for a Participant will never exceed the maximum Rider Charge Rate set out on the Rider Specifications page. Changes, if any, in the Rider Charge Rate for a Participant may apply to any Certificate Year for which the charge has not yet been taken.

Rider Charge Payments

The charge for each Certificate Year that this Rider is in effect for a Participant is taken annually at the end of that Certificate Year. In addition, a prorated portion of the charge for a Certificate Year will be taken upon the surrender of the interest of the Participant in the Contract or other termination of this Rider for the Participant.
We will take the charge for this Rider as withdrawals from the Account Value of the Participant. No Early Withdrawal Charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges

Charges for this Rider will be permanently waived for a Participant once his or her Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date

For a Participant, the Benefit Start Date is the date that he or she first takes a Benefit payment under this Rider. He or she may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
The Benefit Start Date for a Participant may not be before the Participant reaches the Minimum Benefit Age. If a Participant is not a human being, the Benefit Start Date may not be before each Annuitant reaches the Minimum Benefit Age. The Minimum Benefit Age is set out on the Rider Specifications page.
A Participant must pay off all Loans on or before the Benefit Start Date. The Benefit Start Date may not be after the date that this Rider terminates for the interest of a Participant in the Contract.
Benefit Amount

For a Participant, the Benefit amount is the largest total amount that can be taken as a Benefit payment on or after his or her Benefit Start Date. It is determined each time that a Benefit payment is to be made.
The annual Benefit amount for a Participant is equal to:
1)	his or her Benefit Percentage, as set out on the Rider Specifications page, multiplied by

2)	his or her Benefit Base Amount on the date that the payment is to be made.
The annual Benefit amount for the Certificate Year that includes his or her Benefit Start Date will be prorated.
The Benefit amount available for a Participant at any point in time on or after his or her Benefit Start Date is equal to:
1)	his or her annual Benefit amount as then determined, less

2)	the amount of any Benefit payment previously made for the interest of the Participant in the Contract during the current Certificate Year.
The annual Benefit amount for a Participant for a Certificate Year will never be less than the Required Minimum Distribution, if any, for the calendar year in which that Certificate Year began.

Benefit Base Amount

Except as provided below, the Benefit Base Amount for a Participant is equal to:
1)	his or her Account Value on his or her most recent Reset Date; plus

2)	Purchase Payments for the Participant received since his or her most recent Reset Date; and minus

3)	an adjustment for each Excess Withdrawal, if any, for the Participant since his or her most recent Reset Date.
The adjustment for an Excess Withdrawal is equal to:
1)	the percentage reduction in the Account Value of the Participant on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	his or her Benefit Base Amount just before the Excess Withdrawal.
Reset Elections

As of each Certificate Anniversary that this Rider is in effect for a Participant, he or she may elect to reset his or her Benefit Base Amount to his or her Account Value on that Certificate Anniversary, if higher. This election must be made by Written Request received by us no later than thirty (30) days after that Certificate Anniversary. No reset may be elected if his or her Benefit Base Amount is higher than his or her Account Value on that Certificate Anniversary.
Benefit Payments

Benefit payments for a Participant will be made at any time or times on or after his or her Benefit Start Date upon his or her Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. A Participant may not take a Benefit payment of less than $50. Benefit amounts available for a Certificate Year but not taken may not be carried over to the next Certificate Year.
Until the Account Value of a Participant is exhausted, his or her Benefits are paid in the form of withdrawals from his or her interest in the Contract. After that, his or her Benefits are paid under the Rider itself and no Excess Withdrawals from his or her interest in the Contract are possible.
All rights to take Benefit payments for the interest of a Participant in the Contract will end on the earliest of:
1)	the date that total Benefit payments made since his or her most recent Reset Date equal his or her current Benefit Base Amount; or

2)	the completion of the maximum period that a benefit can be paid under the rules of Section 72(s) or Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract; or

3)	the date that this Rider terminates for the Participant.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.

EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited

After his or her Rider Effective Date, we may decline to accept Purchase Payments for a Participant in excess of $50,000 per Certificate Year. Before or after his or her Rider Effective Date, we may decline to accept any further Purchase Payments for a Participant if we are no longer issuing annuity contracts with this Rider unless he or she declines or terminates this Rider. After his or her Benefit Start Date, we reserve the right to impose additional restrictions on Purchase Payments for a Participant on a nondiscriminatory basis.
Withdrawals to Pay Rider Charges or Benefits

Withdrawals made from the Contract to pay charges for this Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce the Account Value of a Participant below the minimum that is otherwise required;

4)	we will not terminate the interest of a Participant in the Contract if such withdrawals reduce his or her Account Value below such minimum; and

5)	it may completely exhaust the Account Value of a Participant.
Withdrawals to pay Benefits for a Participant will reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited

A Participant must pay off all Loans on or before his or her Benefit Start Date. A Participant may not take a new Loan on or after his or her Benefit Start Date so long as this Rider is in effect for the Participant.
Continuation of Contract

If the Account Value of a Participant is completely exhausted by payment of Rider charges or Benefits, or because the value of a Designated Sub-Account falls to zero (0), his or her interest in the Contract will not terminate until the Rider terminates for the Participant. However, no further Purchase Payments for the Participant may be made and no Excess Withdrawals for the Participant are possible, and his or her interest in the Contract cannot be annuitized.

TERMINATION
All rights under this Rider for the interest of a Participant in the Contract terminate upon any one (1) of the following to happen:
1)	his or her Written Request to decline or terminate this Rider;

2)	a transfer or assignment of his or her interest in the Contract, unless to his or her spouse;

3)	a failure to hold funds for the Participant as called for by the Required Allocations provision of this Rider;

4)	an Excess Withdrawal from the Contract that reduces his or her Benefit Base Amount below the Minimum Required Value set out on the Rider Specifications page;

5)	the surrender or annuitization of his or her interest in the Contract;

6)	a death that would give rise to a death benefit under his or her interest in the Contract, unless a spouse is the sole Beneficiary and elects to become the successor owner of his or her interest in the Contract; or

7)	the complete payment of all Benefits that are due under this Rider for his or her interest in the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS RIDER